Exhibit 99.1

XTENT Announces Third Quarter 2008 Financial Results

MENLO PARK, Calif., November 4, 2008 - XTENT, Inc. (Nasdaq: XTNT) today reported financial results for the third quarter and nine months ended September 30, 2008.

The company reported a net loss of $8.7 million, or $0.37 per share, for the third quarter of 2008, compared to a net loss of $9.5 million, or $0.42 per share, for the third quarter of 2007.  For the nine months ended September 30, 2008, XTENT had a net loss of $34.0 million, compared to $26.9 million for the same period last year.  As of September 30, 2008, XTENT had cash, cash equivalents and short-term investments of $25.6 million.

Research and development expenses decreased to $6.7 million in the third quarter of 2008 from $7.8 million for the same period in 2007, primarily due to a decrease in expenditures for prototype parts and supplies as well as consulting and other costs incurred for clinical trials, after a cost of $170,000 related to the reduction in force completed in July 2008.  General and administrative expenses were $2.2 million in the third quarter of 2008 versus $2.6 million for the same period in 2007, primarily due to a decrease in consulting, legal, and professional costs, after a cost of $40,000 related to the reduction in force completed in July 2008.  Research and development expenses for the nine month period ended September 30, 2008 totaled $25.9 million, compared to $21.7 million for the same period last year.  General and administrative expenses for the nine months ended September 30, 2008 totaled $9.0 million compared to $7.9 million for the same period in 2007.

On July 9, 2008, XTENT announced the implementation of cost reduction initiatives through a workforce reduction of approximately 34 percent.  The company incurred approximately $210,000 in expenses in connection with this workforce reduction including approximately $7,000 of non-cash expenses.  All of these expenses were incurred during the third quarter of 2008. Average cost savings from the workforce reduction initiative, combined with other cost saving initiatives planned by the company, is anticipated to be approximately $1.3 million each month.

“We remain encouraged by the level of enthusiasm expressed for our Custom NX customizable drug eluting stent systems at this year’s TCT,” commented Gregory D. Casciaro, XTENT’s President and Chief Executive Officer.  “Discussions with physicians at TCT were very positive and reinforce our belief that practitioners are interested in customizable stent technology.”

“We have realized our anticipated cost reductions during the third quarter of 2008 and expect this favorable spending profile to continue through the fourth quarter,” said Casciaro.  “The total loss from operations has decreased by $4.3 million in the quarter ended September 30, 2008 as compared to the quarter ended June 30, 2008.”

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (DES) systems for the treatment of coronary artery disease (CAD). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT® Custom NX® DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device. Note:  XTENT® Custom NX® DES Systems have not been approved for sale by any regulatory authority.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding XTENT’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, these statements include, but are not limited to those concerning: XTENT’s expectations with respect to the timing and amount of any savings that may result from the company’s cost reduction initiatives. Forward-looking statements are based on management’s current, preliminary expectations, and are subject to risks and uncertainties that could cause actual results to differ from the results predicted and which are included in the “Risk Factors” section of XTENT’s most recent quarterly report on Form 10-Q for the quarter ended June 30, 2008. This quarterly report was filed with the SEC on August 12, 2008, and is available on the company’s investor relations website at http://www.xtentinc.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. XTENT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

XTENT, INC.

(a development stage company)

Condensed Statements of Operations

(unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating expenses:
Research and development (1)	$6,679	$7,767	$25,918	$21,694
General and administrative (1)	2,179	2,632	8,952	7,894
Total operating expenses	8,858	10,399	34,870	29,588

Loss from operations	(8,858)	(10,399)	(34,870)	(29,588)

Interest and other income, net	193	860	862	2,658

Net loss	$(8,665)	$(9,539)	$(34,008)	$(26,930)

Net loss per share - basic and diluted	$(0.37)	$(0.42)	$(1.48)	$(1.35)

Weighted-average common shares outstanding used in per share calculation	23,211	22,656	23,056	19,999

(1) Includes the following stock-based compensation charges:
Research and development	$369	$294	$1,150	$1,030
General and administrative	$594	$490	$1,939	$1,322

XTENT, INC.

(a development stage company)

Condensed Balance Sheets

(unaudited, in thousands)

	September 30, 2008	December 31, 2007

Cash, cash equivalents and short term investments	$25,585	$57,760
Working capital	23,369	54,581
Total assets	30,856	62,415

Deficit accumulated during the development stage	(126,868)	(92,860)
Total stockholders’ equity	27,839	58,331

Investor Relations: Tim Kahlenberg, Chief Financial Officer of XTENT, Inc., 650-475-9400, tkahlenberg@xtentinc.com

Media Relations: Aimee Corso, 310-780-2661, acorso@wcpglobal.com, or Julio Cantre, 415-946-1055, jcantre@wcpglobal.com, both for XTENT, Inc.

http://www.xtentinc.com